EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 29, 2009, relating to the consolidated financial statements of American Pacific Corporation, appearing in the Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 2010.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

August 29, 2011